UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 22, 2011 (March 21, 2011)

HYPERDYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475

Houston, Texas 77079

(Address of principal executive offices,
including zip code)

voice:  (713) 353-9400

fax:  (713) 353-9421

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2011, Hyperdynamics Corporation (the “Company”) promoted Mike Palmer, age 55, to Senior Vice President for Operations.  Mr. Palmer is responsible for oversight of all of the Company’s field operations and evaluation of operational aspects of new ventures and costs for new products and plans in existing projects.   Mr. Palmer first joined the Company in April 2010 as Vice President of Operations.

After graduating from the University of Washington with a degree in Chemical Engineering, Mr. Palmer started in the oil industry as a production engineer with Amoco Production Company in 1980 in Powell, Wyoming. During his 19 years with Amoco, he worked on various oil projects around the world including the US, Gabon, and Russia. From 1999 to 2008, Mr. Palmer worked for Nations Energy Company initially as the head of the Kazakhstan operation before taking over their Azerbaijan project. From January 2009 to March 2010, Mr. Palmer was the Chief Operating Officer for SIPC (Syria) in Damascus.  Mr. Palmer was named as one of the top 21 oilmen in Kazakhstan during their first 10 years of existence.

Mr. Palmer’s annual salary is $220,000, payable in semimonthly installments.   In addition, Mr. Palmer is eligible for an annual discretionary bonus with a target of fifty percent of his annual salary up to a maximum of one hundred percent of his annual salary.  When he started with the Company in May 2010, Mr. Palmer received options to purchase 200,000 shares of the Company’s common stock  with an exercise price of $1.06 per share.  One-third of these options vest on each of May 17, 2011, 2012 and 2013.  Mr. Palmer also received options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.06 per share, all of which options are fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	March 24, 2011	By:	/s/ JASON D. DAVIS
		Name:	Jason D. Davis
		Title:	VP of Finance & Principal Financial Officer